SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549


                   -------------------------------------

                                 FORM 8-K







                              CURRENT REPORT


                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934






                            September 15, 1999
                   -------------------------------------
                      (Date of earliest event report)




                           WEYERHAEUSER COMPANY
                   -------------------------------------
            (Exact name of registrant as specified in charter)


       Washington                  1-4825               91-0470860
       ----------                  ------               ----------
    (State or other             (Commission           (IRS Employer
    jurisdiction of             File Number)          Identification
    incorporation or                                  Number)
    organization)


                         Tacoma, Washington 98477
                   -------------------------------------
                  (Address of principal executive offices)
                                (zip code)


            Registrant's telephone number, including area code:
                              (253) 924-2345

Item 5.  Other Events

On September 15, 1999, Weyerhaeuser Company issued a press release stating the following:


"FEDERAL WAY, Wash.-Weyerhaeuser Company, North America's third largest forest products company, today said that it intends to account for the acquisition of MacMillan Bloedel Limited using the purchase method of accounting rather than pooling-of-interests.

The decision is a result of discussions with the staff of the Securities and Exchange Commission on how to account for the acquisition.

Even with the change to purchase accounting, Weyerhaeuser expects the transaction to have an immediate positive effect on earnings. The use of purchase accounting increases Weyerhaeuser's flexibility in managing its capital structure and using future cash flows following completion of the acquisition.

Weyerhaeuser said this change is not expected to delay the closing of the transaction.

Weyerhaeuser Company (NYSE: WY), one of the world's largest integrated forest products companies, was incorporated in 1900. In 1998, sales were $10.8 billion. It has offices or operations in 12 countries, with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities.

MacMillan Bloedel (TSE: MB; NASDAQ: MMBL) is one of Canada's largest forest products companies with integrated operations in Canada, the United States and Mexico. The products of MacMillan Bloedel and its affiliate companies are marketed throughout the world and include lumber, panelboard, engineered lumber, containerboard and corrugated containers."


                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        WEYERHAEUSER COMPANY


                                   By   /s/ K. J. Stancato
                                        -----------------------
                                   Its: Vice President and Controller

Date:  September 21, 1999